                         [LATHAM & WATKINS LETTERHEAD]


                                  June 29, 1999

To:  The Parties Listed on Schedule A

                  Re:  Registration Statement on Form S-4/FILE NO. 333-79581

Ladies and Gentleman:

         We have acted as special California counsel to Salton Sea Brine Processing L.P., a California limited partnership ("SSBP"), Salton Sea Power Generation L.P., a California limited partnership ("SSPG"), Conejo Energy Company, a California corporation ("Conejo"), Niguel Energy Company, a California corporation ("Niguel"), San Felipe Energy Company, a California corporation ("San Felipe"), Del Ranch, L.P., a California limited partnership ("Del Ranch"), Elmore, L.P., a California limited partnership ("Elmore"), and Leathers, L.P., a California limited partnership ("Leathers"), in connection with the filing of a Registration Statement on Form S-4 (File No. 333-79581) (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), covering the offer to exchange all 7.475% Senior Secured F Bonds due November 30, 2018 for 7.475% Senior Secured F Bonds due November 30, 2018 of Salton Sea Funding Corporation which have been registered under the Act.

         This opinion is rendered to you pursuant to the registration requirements of the Act, and the regulations promulgated thereunder.

         As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of rendering the opinions expressed below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons executing documents, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. We

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June 29, 1999
Page 2


have relied upon such certificates and assurances from public officials as we have deemed necessary.

         We are opining herein as to the effect on the subject transaction only of the internal laws of the State of California and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

         Subject to the foregoing and the other matters set forth herein, and in reliance thereon, it is our opinion that, as of the date hereof, each of SSBP, SSPG, Conejo, Niguel, San Felipe, Del Ranch, Elmore and Leathers has been duly formed and is validly existing and in good standing under the laws of the State of California.

         This opinion is rendered only to you and is solely for your benefit in connection with the transaction covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation for any purpose, without our prior written consent. Notwithstanding the foregoing, we consent to your filing copies of this opinion as an exhibit to the Registration Statement or any amendment thereto, provided that the effectiveness of this opinion shall be only as of the date hereof.

                                        Very truly yours,

                                        /s/ Latham & Watkins

LATHAM & WATKINS

June 29, 1999
Page 3

                                   SCHEDULE A
                                   ----------

Salton Sea Funding Corporation
Salton Sea Brine Processing L.P.
Salton Sea Power Generation L.P.
Fish Lake Power LLC
Vulcan Power Company
CalEnergy Operating Corporation
Salton Sea Royalty LLC
Conejo Energy Company
San Felipe Energy Company
Niguel Energy Company
VPC Geothermal LLC
Elmore, L.P.
Del Ranch, L.P.
Leathers, L.P.
Vulcan/BN Geothermal Power Company
CE Turbo LLC
CalEnergy Minerals LLC
CE Salton Sea, Inc.
Salton Sea Minerals Corp.